EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated March 27, 2019, with respect to the consolidated financial statements of Acorn Energy, Inc. as of December 31, 2018 and 2017 and for the years then ended. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

Marlton, NJ

May 3, 2019